EXHIBIT 99.1

Contact:

For Indevus
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS RECEIVES APPROVABLE LETTER FROM FDA FOR NEBIDO®

Company Announces Revised Operating Plan to Respond to NEBIDO Delay

LEXINGTON, MA, June 30, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for NEBIDO® related to a New Drug Application (NDA) submitted to the FDA in August 2007. The letter, received on June 27, 2008, indicated that the application may be approved if the Company is able to adequately respond to certain clinical deficiencies related to the product. The letter generally confirmed the Company’s previously-announced indications from the FDA based on telephone discussions.

The FDA has expressed a concern about a relatively small number of patients in European post-marketing use who have experienced respiratory symptoms immediately following the intramuscular injection of NEBIDO 1000 mg, 4 cc injection volume, (versus the 750 mg, 3 cc injection volume used in the United States). The Company believes and the FDA concurs that the reaction is likely the result of a small amount of the oily solution immediately entering the vascular system from the injection site, a known, rare complication of oil-based depot injections.

The phenomenon is characterized by short-term reactions involving an urge to cough, coughing episodes or a shortness of breath. In rare cases the reaction has been classified as serious or the patient experiences other symptoms such as dizziness, flushing or fainting. In the Company’s U.S. clinical trials of NEBIDO 750 mg (3 cc injection volume), the proposed dose in the U.S., there was a single, mild, non-serious case of oil-based cough observed. In addition, the FDA believes that four cases in the European post-marketing experience may have an allergic, anaphylactoid component, although the Company believes these cases were improperly classified and represent the same oil-based phenomenon.

The FDA has requested the Company address these clinical deficiencies by providing detailed safety information from clinical studies to determine the precise incidence of serious post-injection oil-based reactions and allergic reactions. Specifically, the FDA has requested follow-up data from the on-going U.S. and European studies in which patients are being treated with NEBIDO on an extended basis. A majority of these trials are scheduled to be completed within twelve months. The FDA stated that depending on the findings, the number of subjects and the number of injections of testosterone undecanoate from the studies listed above, the safety database may need to include data from additional clinical studies. They have requested that the Company propose the size of the safety database (i.e., total number of subjects exposed to testosterone undecanoate intramuscular injection and total number of injections) and the rationale for the size of the proposed safety database.

FDA has also requested the Company provide a plan to minimize the risks associated with the clinical use of testosterone undecanoate intramuscular injection, namely, to reduce the incidence and/or severity of the serious oil-based reactions and has requested certain in vitro and skin-testing data to exclude an allergic component to the drug or some of its excipients.

Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus stated, “We believe that NEBIDO is a safe and effective drug for its intended use and continue to be disappointed that the FDA was not willing to approve the drug at this time with adequate labeling of the oil-based reactions and how to minimize them with proper injection technique. However, we are encouraged that this approvable letter provides a road map for the product’s eventual approval. We will work with the FDA and our partner, Bayer Schering Pharma AG, to respond to the approvable letter and devise a plan to address the deficiencies. While the FDA has not specifically requested additional clinical studies, we believe that an additional study will likely be required to demonstrate that NEBIDO 750 mg (3 cc volume) administered with careful and proper intramuscular injection technique, has an acceptably low incidence of oil-based reactions to gain approval. In addition, we are pleased that FDA has provided guidance on how we can demonstrate that the product does not cause allergic reactions. We hope to be able to articulate a development plan to address FDA concerns within the next few months, and for now are maintaining our previous guidance that it may take the Company approximately 18 months to re-submit the revised NDA. We will communicate specific guidance on clinical plans and timelines when they are available.”

Revised Operating Plan

In view of the NEBIDO regulatory delay, the Company’s Board of Directors has approved a revised operating plan that more appropriately aligns the cost structure to the Company’s revenue projections and development opportunities. The new operating plan provides for 1) aggressive support and top-line growth of marketed products, VANTAS® and SUPPRELIN® LA, 2) aggressive support for the launch of VALSTAR™ for bladder cancer later this year, 3) continued co-promotion with Allergan of SANCTURA® and SANCTURA XR™ with the urology sales force through March 2009, 4) initiation of Phase III trials for the six-month octreotide implant for acromegaly, and 5) significant reduction in operating expenses through a combination of headcount reductions of approximately 12 percent of employees, primarily at the corporate and administrative levels at the Lexington, Massachusetts headquarters, and reduction of other operating expenses.

Dr. Cooper said, “We have made the difficult but necessary decision to reduce the operating expenses and cash burn of the Company and intend to be vigilant in managing expenses through this difficult period. Under our revised plan, in fiscal 2009 we expect that our operating cash burn will fall to approximately $10 million per quarter on total revenues for the year of approximately $88 to $95 million. This is a significant improvement compared to our recent average operating cash burn of approximately $18 to $20 million per quarter and our expected revenues for fiscal 2008 of approximately $70 million. Our current revised plan does not give effect to additional NEBIDO studies as their size, duration and expense are not yet final. In conjunction with implementation of this revised operating plan, the Company anticipates recording an aggregate restructuring charge of approximately $3 to $4 million in the third fiscal quarter.

“While the NEBIDO delay is unfortunate, the Company remains strong and is committed to the patients and physicians who use and prescribe our products for urological and endocrine disorders. We are highly focused on driving revenue growth for our marketed products SANCTURA XR, VANTAS and SUPPRELIN LA and our organization is also preparing to launch VALSTAR, another important urology product, subject to FDA approval. In addition to NEBIDO, we are focused on our octreotide implant, a high-value Phase 3 product which we believe can reach the market, assuming approval, by the end of 2010. Also, we are actively exploring the acquisition of late-stage or marketed products which can further leverage our experienced urology and endocrinology field sales force.

“The Company is also moving forward to strengthen its balance sheet,” continued Dr. Cooper. “In addition to potential out-licensing transactions for the Company’s partnerable products, we are also exploring opportunities for the monetization of the royalties we receive from sales of SANCTURA and SANCTURA XR. Our financial goals are to secure adequate non-dilutive capital to fund the Company’s operations for the foreseeable future and to retire the Company’s outstanding convertible debt which matures in July 2009.”

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly.

About NEBIDO

NEBIDO® is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first long-acting testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the HYDRON® Polymer Technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder. SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine. Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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